Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-100490, No. 333-116549, No. 333-117216, and No. 333-123177) and Form S-8 (No. 333-118839) of Perficient, Inc. of our report dated February 2, 2005, relating to the consolidated financial statements which appears in this Form 10-KSB.

BDO Seidman, LLP
Houston, Texas

March 30, 2005